BluSky AI Inc. Introduces Revolutionary Modular Data Center Solutions to Power the AI Era

Salt Lake City, Utah – April 10, 2025 – BluSky AI Inc. (OTCPink: BSAI)(“BlueSky AI” or the “Company”), headquartered in Salt Lake City, Utah, proudly announces its transformation into its new operations as a modular data center company, addressing one of the most critical needs in the artificial intelligence (“AI”) revolution: compute power.

With over 70,000 AI companies competing to shape the future, and with thousands of new companies competing weekly, choosing the right investment can be daunting. BluSky AI offers a compelling solution—eliminating the uncertainty of picking winners by focusing on the one resource all AI companies depend on: scalable and efficient compute infrastructure. By planning to deliver innovative modular data center solutions, BluSky AI is positioning to provide the backbone of the AI industry’s exponential growth.

According to Trent D’Ambrosio, CEO of BluSky AI, “Artificial intelligence is fueling an extraordinary surge in compute power demands. BluSky AI is meeting the AI compute challenges with modular, scalable, and energy-efficient data center solutions." "Our vision is to empower the AI ecosystem, enabling companies to focus on innovation while we provide the critical infrastructure they need to succeed," he stated.

Why Modular Data Centers?

As the AI industry continues to expand, traditional data centers face limitations in energy, compute power, scalability, and speed of deployment. BluSky AI modular data centers will address these challenges by offering:

•Rapid Deployment: Prefabricated modules designed for quick assembly and integration.

•Scalability: Solutions that grow with demand, enabling companies to scale compute power efficiently.

•Powered Land Assets: bringing modular compute to the source for expansive compute power.

The BluSky AI Advantage

The BluSky AI approach allows investors and stakeholders to benefit from AI’s explosive growth without the risk of betting on individual companies. By focusing on compute power—a universal requirement across the AI landscape—the Company ensures relevance and resilience in a rapidly evolving market.

For more information on BluSky AI Inc.’s modular data center solutions please contact:

SOURCE:  BluSky AI Inc.

(OTCPink: BSAI)

https://bluskyaidatacenters.com/

5330 South 900 East, Suite 280

Salt Lake City, Utah 84117

Trent D Ambrosio CEO

info@bluskyaidatacenters.com

About BluSky AI Inc. Blusky AI, headquartered in Salt Lake City, Utah, is a modular data center company dedicated to providing innovative and sustainable infrastructure solutions that power the AI revolution. BluSky AI Inc. plans to revolutionize the AI compute landscape by addressing the immediate global AI supply shortage with cutting-edge, turnkey modular solutions across multiple locations. BluSky plans to transform the way AI companies access the compute power needed to drive innovation and growth.

Forward-Looking Statements:

This news release includes certain forward-looking statements or information. All statements other than statements of historical fact included in this release are forward-looking statements that involve various risks and uncertainties.  Forward-looking statements in this news release include statements with respect to the potential and merits of the Company properties. There can be no assurance statements will prove to be accurate and actual results and future events could differ materially from anticipated in such statements.

BluSky AI Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, or future events except as required by applicable securities legislation.